Exhibit 99.1

Enterprise Products Partners L.P.

P.O. Box 4324

Houston, TX 77210

(713) 880-6500

Enterprise Reports Earnings for Fourth Quarter 2005

Houston, Texas (Thursday, January 26, 2006) – Enterprise Products Partners L.P. “Enterprise,” (NYSE: “EPD”) today announced its financial results for the three months and year ended December 31, 2005. The partnership reported net income for the fourth quarter of 2005 of $108.4 million, or $0.23 per unit on a fully diluted basis, compared to $115.4 million, or $0.28 per unit on a fully diluted basis, for the fourth quarter of 2004. Net income for the fourth quarter of 2005 included a $4.2 million, or $0.01 per unit, charge for the cumulative effect of a change in accounting principle related to asset retirement obligations. Net income for the fourth quarter of 2004 included a $15.1 million, or $0.04 per unit, gain on the sale of assets associated with the agreement to sell an interest in the Cameron Highway Oil Pipeline in 2003.

Net income for the fourth quarter of 2005 was also reduced by approximately $21 million, or approximately $0.06 per unit, as a result of the net impacts of hurricanes. We estimate that Hurricanes Katrina and Rita accounted for a decrease in net income of approximately $26 million, or $0.07 per unit, during the quarter, which was partially offset by the receipt of $4.8 million, or $0.01 per unit, from the initial recovery from business interruption insurance with respect to Hurricane Ivan. Enterprise is at varying stages of the insurance claims process with respect to each of the hurricanes. We expect to receive additional insurance recoveries in 2006 and 2007, the amounts of which have not been determined at this time.

Net income for the twelve months ended December 31, 2005 was $419.5 million, or $0.91 per unit, compared to $268.3 million, or $0.87 per unit, for the twelve months ended December 31, 2004. The 2004 results for Enterprise include three months of GulfTerra Energy Partners, L.P., which merged into an affiliate of Enterprise on September 30, 2004.

Distributable cash flow for the fourth quarter of 2005 increased 8% to $211.7 million from $196.5 million for the fourth quarter of 2004. On January 17, 2006, Enterprise’s board of directors approved an increase in the partnership’s quarterly cash distribution rate from $0.43 per common unit to $0.4375 per common unit with respect to the fourth quarter of 2005. This represents a 9.4% increase over the $0.40 rate that was paid with respect to the fourth quarter of 2004. Distributable cash flow for the fourth quarter of 2005 provided 1.1 times coverage of the cash distribution to the limited partners. For the year, distributable cash flow was $906.1 million and provided 1.3 times coverage of the cash distributions to limited partners. Distributable cash flow is a non-GAAP financial measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, cash provided by operating activities.

Revenue for the fourth quarter of 2005 increased 31%, to $3.8 billion compared to $2.9 billion for the fourth quarter of 2004. Operating income for the fourth quarter of 2005 was $177.6 million compared to $175.3 million for the fourth quarter of 2004. Gross operating margin increased to $303.4 million for the fourth quarter of 2005 from $279.2 million for the same quarter in 2004. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the quarter increased to $284.2 million from $275.6 million for the fourth quarter of 2004. Gross operating margin and EBITDA are non-GAAP financial measures that are defined and reconciled, later in this press release, to their most directly comparable GAAP financial measure.

“We reported solid financial results for the fourth quarter of 2005 despite the lingering effects of the hurricanes and the resulting price volatility in the energy markets,” said Robert G. Phillips, President and Chief Executive Officer of Enterprise. “The fourth quarter capped an outstanding year in 2005 for Enterprise as we delivered strong performance in all of our major business lines and are well positioned for substantial growth in the future. Since the completion of the merger five quarters ago, the performance of Enterprise has surpassed our expectations. During this time, we have generated over $1.1 billion in distributable cash flow, increased our annual cash distributions to limited partners by 11% from $1.58 to $1.75 per common unit and retained over $200 million of distributable cash flow in the partnership to invest in an ongoing portfolio of organic capital projects.”

“Our businesses performed very well during the fourth quarter of this year as a result of growing supplies, full integration of our assets and strong demand for our products and services. Our onshore natural gas pipeline, petrochemical and NGL pipelines and service segments each reported increases in gross operating margin. The partnership’s diverse midstream assets highlighted a unique strength of Enterprise with Rockies, Mid-Continent and Texas assets offsetting lower volumes in the Gulf Coast region due to Hurricanes Katrina and Rita,” stated Phillips. “During the quarter, we largely completed our efforts to return affected assets in the Gulf Coast region to operating condition and we are working with our partners to resume operation at non-operated facilities. Most of our offshore and Gulf Coast assets are currently operating at or near pre-storm levels with plans to ramp-up remaining production in the first half of 2006.”

Mr. Phillips further added, “We are excited about the development of new projects in the Piceance basin and Jonah/Pinedale areas of the Rockies which highlights our commitment to expanding midstream infrastructure to support our producer’s efforts to increase natural gas and NGL production from this important region. When combined with our previously announced expansion of the Mid America Pipeline system and the new and expanded fractionation capacity we are constructing near Hobbs, New Mexico and at our Mont Belvieu facilities near Houston, Enterprise is developing a comprehensive industry solution for growing supplies that are being developed by producers in the Rocky Mountain region.”

Overview of a Recent Presentation

Enterprise recently provided a presentation which reviewed the partnership’s 2005 operating accomplishments, the current status of facilities affected by hurricanes and the partnership’s future capital investment plans in a presentation that was filed with the SEC on Form 8-K on January 17, 2006. This information is also available in the Investor Resources section of Enterprise’s website located at www.epplp.com. The highlights of the investor presentation include the following:

•

Enterprise’s total portfolio of major capital projects that are either in development, under construction or completed but still in the ramp-up phase of commercial operations total approximately $3.5 billion;

•	Growth capital expenditures on major 2006 projects are budgeted at $1.56 billion;

•

Enterprise will focus the majority of its 2006-2007 capital budget on developing midstream projects in the Western U.S. including natural gas processing projects in the Piceance basin of Western, Colorado and the Jonah/Pinedale fields of southwest Wyoming, the Phase I expansion of the Mid America Pipeline system and the new NGL fractionators to be located near Hobbs, New Mexico;

•

Enterprise continues to make progress on its portfolio of infrastructure projects designed to serve increasing crude oil and natural gas supplies developed in the deepwater trend of the Gulf of Mexico including the completion of its Constitution oil and gas pipelines and a recently announced expansion of its Independence Hub and Trail project serving the eastern Gulf of Mexico;

•

Enterprise recently completed a generic cost of capital evaluation for publicly traded partnerships that reflects the positive benefit of a lower cost of capital resulting from a 25% cap on general partner incentive distribution rights such as Enterprise’s arrangement with its general partner; and

•	During this major construction phase, Enterprise expects measured growth in its limited partner distributions with a 2006 goal of a 7.5% increase.

Review of Segment Performance for the Fourth quarter of 2005

NGL Pipelines & Services – Gross operating margin for this segment increased to $152.3 million in the fourth quarter of 2005 from $142.5 million in the same quarter in 2004.

This increase was primarily due to the partnership’s NGL pipeline and storage business, which generated $61.4 million of gross operating margin in the fourth quarter of 2005 compared to $51.8 million for the same quarter of 2004. Pipeline volumes for the fourth quarter of 2005 increased 9%, or 131,000 barrels per day (“BPD”), to 1,521,000 BPD compared to 1,390,000 BPD in the fourth quarter of 2004. Gross operating margin increased due to improved results from the partnership’s NGL storage facilities in Mont Belvieu, an increase in NGL import activities and results from the Dixie Pipeline and certain NGL storage and terminal facilities as a result of acquisitions that were completed in 2005. These increases were partially offset by decreases in gross operating margin largely attributable to lower volumes on certain pipelines and higher energy costs.

Gross operating margin from the NGL fractionation business unit increased to $17.2 million for the fourth quarter of 2005 from $15.3 million in the fourth quarter of 2004. This increase was primarily due to an increase in fractionation margins at Mont Belvieu, which was partially offset by a decrease in gross operating margin due to a decrease in NGL volumes available for our Norco, Promix and Baton Rouge fractionators in Louisiana as a result of the effects of Hurricanes Katrina and Rita. NGL fractionation volumes for the fourth quarter of this year averaged 236,000 BPD versus 304,000 BPD in the fourth quarter of 2004.

Enterprise’s natural gas processing and related marketing business generated $73.7 million of gross operating margin in the fourth quarter of 2005 compared to $75.4 in the fourth quarter of 2004. An increase in gross operating margin from the partnership’s NGL marketing business and natural gas processing plants in the San Juan and Permian basins was more than offset by a decrease in gross operating margin from natural gas processing plants in Louisiana and South Texas.

Onshore Natural Gas Pipelines & Services – Gross operating margin in the fourth quarter of 2005 increased to $95.3 million from $72.0 million in the fourth quarter of 2004. The increase was largely due to an increase in gross operating margin from the partnership’s natural gas gathering pipelines in the San Juan and Permian Basins, which completed a record number of well connects in 2005 due to the substantial completion of our previously announced optimization projects, and a solid performance from our Texas intrastate natural gas pipelines which realized an 11% increase in transportation volumes from new developments such as the Barnett Shale. During the fourth quarter of 2005, the partnership’s onshore natural gas pipelines transported approximately 5.9 trillion British thermal units per day (“TBtu/d”) compared to 5.6 TBtu/d for the same quarter of 2004.

Offshore Pipelines & Services – Gross operating margin for the Offshore Pipelines & Services segment decreased to $15.3 million in the fourth quarter of 2005 from $33.9 million in the fourth quarter of 2004. The majority of this change was due to a decrease in volumes and higher operating expenses as a result of Hurricanes Katrina and Rita.

Offshore natural gas pipelines recorded gross operating margin of $4.7 million on average throughput of 1.5 TBtu/d in the fourth quarter of 2005 versus $14.4 million and 1.8 TBtu/d, respectively, for the same quarter of 2004. Gross operating margin for the partnership’s offshore platform services and production business was $7.9 million for the fourth quarter of 2005 compared to $13.6 million for the fourth quarter of 2004. The partnership’s crude oil pipeline business had gross operating margin of $2.7 million on transportation volumes of 109,000 BPD in the fourth quarter of 2005, compared to gross operating margin of $5.8 million on transportation volumes of 138,000 BPD for the fourth quarter of 2004.

Petrochemical Services – Gross operating margin earned in the fourth quarter of 2005 increased 32% to $40.5 million compared to $30.8 million for the same quarter of 2004.

Approximately $8.0 million of the increase was from the partnership’s octane enhancement business, which generated gross operating margin of $4.4 million for the fourth quarter of 2005, compared to a loss of $3.6 million for the fourth quarter of 2004.

The partnership’s propylene fractionation business earned $21.1 million of gross operating margin in the fourth quarter of 2005 versus $16.3 million in the fourth quarter of 2004, an increase of $4.8 million. Propylene fractionation volumes were 54,000 BPD for both the fourth quarter of 2005 and 2004.

These increases were partially offset by a $3.1 million decrease in gross operating margin from the partnership’s butane isomerization business, which generated $15.0 million of gross operating margin on volumes of 77,000 BPD, during the fourth quarter of 2005 compared to $18.1 million on volumes of 85,000 BPD in the fourth quarter of 2004.

Capitalization – Total debt outstanding at December 31, 2005 was approximately $4.8 billion, which was 45.5% of the partnership’s total capitalization. At the end of 2005, Enterprise had total liquidity of approximately $770 million, which includes availability under the partnership’s $1.25 billion credit facility and unrestricted cash, at December 31, 2005.

In 2005, Enterprise made capital investments totaling $1.3 billion for capital expenditures, business combinations, asset purchases and investments in unconsolidated affiliates.

Use of Non-GAAP Financial Measures

This press release and the accompanying schedules include the non-generally accepted accounting principle (“non-GAAP”) financial measures of gross operating margin, EBITDA and distributable cash flow. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, cash flow from operating activities or any other GAAP measure of liquidity or financial performance.

Gross operating margin. We evaluate segment performance based on the non-GAAP financial measure of gross operating margin. Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations. This measure forms the basis of our internal financial reporting and is used by senior management in deciding how to allocate capital resources among business segments. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results. The GAAP measure most directly comparable to total segment gross operating margin is operating income.

We define total segment gross operating margin as operating income before: (1) depreciation and amortization expense; (2) operating lease expenses for which we do not have the payment obligation; (3) gains and losses on the sale of assets; and (4) general and administrative expenses. Gross operating margin is exclusive of other income and expense transactions, provision for income taxes, minority interest, cumulative effect of changes in accounting principles and extraordinary charges. Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions. In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation. Our non-GAAP financial measure of total segment gross operating margin should not be considered as an alternative to GAAP operating income.

We include earnings from equity method unconsolidated affiliates in our measurement of segment gross operating margin. Our equity investments with industry partners are a vital component of our business strategy. They are a means by which we conduct our operations to align our interests with those of our customers, which may be a supplier of raw materials or a consumer of finished products. This method of operation also enables us to achieve favorable economies of scale relative to the level of investment and business risk assumed versus what we could accomplish on a stand-alone basis. Many of these businesses perform supporting or complementary roles to our other business operations. As circumstances dictate, we may increase our ownership interest in equity investments, which could result in their subsequent consolidation into our operations.

EBITDA. We define EBITDA as net income or loss plus interest expense, provision for income taxes and depreciation and amortization expense. EBITDA is commonly used as a supplemental financial measure by management and by external users of financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest cost and support our indebtedness; (3) our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure; and (4) the viability of projects and the overall rates of return on alternative investment opportunities. Because EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the EBITDA data presented in the press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to EBITDA is cash flow from operating activities.

Distributable cash flow. We define distributable cash flow as net income or loss plus: (1) depreciation and amortization expense; (2) operating lease expenses for which we do not have the payment obligation; (3) cash distributions received from unconsolidated affiliates less equity in the earnings of such unconsolidated affiliates; (4) the subtraction of sustaining capital expenditures; (5) the addition of losses or subtraction of gains relating to the sale of assets; (6) cash proceeds from the sale of assets or return of investment from unconsolidated affiliates; (7) gains or losses on monetization of financial instruments recorded in accumulated other comprehensive income less related amortization of such amount to earnings; (8) transition support payments received from El Paso Corporation related to the GulfTerra merger and (9) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income for the period. Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Distributable cash flow is a significant liquidity metric used by our senior management to compare basic cash flows generated by us to the cash distributions we expect to pay our partners. Using this metric, our management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions.

Distributable cash flow is also an important non-GAAP financial measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions. Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly-traded partnerships because the value of a partnership unit is in part measured by its yield (which in turn is based on the amount of cash distributions a partnership can pay to a unitholder). The GAAP measure most directly comparable to distributable cash flow is cash flows from operating activities.

Company Information and Use of Forward Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded energy partnerships with an enterprise value of approximately $15 billion, and is a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs and crude oil. Enterprise transports natural gas, NGLs, crude oil and petrochemical products through 32,670 miles of onshore and offshore pipelines and is an industry leader in the development of midstream infrastructure in the deepwater trend of the Gulf of Mexico. Services include natural gas transportation, gathering, processing and storage; NGL fractionation (or separation), transportation, storage, and import and export terminaling; crude oil transportation and offshore production platform services. For more information, visit Enterprise on the web at www.epplp.com. Enterprise Products Partners L.P. is managed by its general partner, Enterprise Products GP LLC, which is wholly-owned by Enterprise GP Holdings L.P. (NYSE: EPE). For more information on Enterprise GP Holdings L.P., visit its website at www.enterprisegp.com.

Today, Enterprise will host a conference call to discuss fourth quarter earnings. The call will be broadcast live over the Internet at 9:00 a.m. Central Time and may be accessed by visiting the company’s website at www.epplp.com.

This press release contains various forward-looking statements and information that are based on Enterprise’s beliefs and those of its general partner, as well as assumptions made by and information currently available to Enterprise. When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “ forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding the plans and objectives of Enterprise for future operations, are intended to identify forward-looking statements. Although Enterprise and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither Enterprise nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, Enterprise’s actual results may vary materially from those Enterprise anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on Enterprise’s results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;

•	the effects of our debt level on its future financial and operating flexibility;

•	a reduction in demand for our products by the petrochemical, refining or heating industries;

•	a decline in the volumes of NGLs delivered by our facilities;

•	the failure of its credit risk management efforts to adequately protect us against customer non-payment;

•	terrorist attacks aimed at our facilities; and,

•	the failure to successfully integrate our operations with any companies that we may acquire in the future, if any.

Enterprise has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact: Randy Burkhalter, Director of Investor Relations, Enterprise Products Partners L.P. (713) 880-6812, www.epplp.com

###

Enterprise Products Partners L.P.	Exhibit A
Condensed Statements of Consolidated Operations - UNAUDITED
For the Three and Twelve Months Ended December 31, 2005 and 2004

($ in 000s, except per unit amounts)
	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2005	2004	2005	2004
Revenue	$ 3,780,378	$ 2,862,695	$ 12,256,959	$ 8,321,202
Costs and Expenses:
Operating costs and expenses	3,587,103	2,677,944	11,546,225	7,904,336
General and administrative	15,611	20,030	62,266	46,659
Total Costs and Expenses	3,602,714	2,697,974	11,608,491	7,950,995
Equity in income (loss) of unconsolidated affiliates	(15)	10,563	14,548	52,787
Operating Income	177,649	175,284	663,016	422,994
Other Income (Expense):
Interest expense	(59,852)	(58,784)	(230,549)	(155,740)
Other, net	1,813	1,190	5,371	2,115
Total Other Income (Expense)	(58,039)	(57,594)	(225,178)	(153,625)
Income before provision for taxes, cumulative effect
of changes in accounting principles and minority interest	119,610	117,690	437,838	269,369
Provision for taxes	(4,404)	(1,055)	(8,362)	(3,761)
Income before minority interest and changes
in accounting principles	115,206	116,635	429,476	265,608
Minority interest	(2,574)	(1,281)	(5,760)	(8,128)
Income before changes in accounting principles	112,632	115,354	423,716	257,480
Cumulative effect of changes in accounting principles	(4,208)		(4,208)	10,781
Net Income	$ 108,424	$ 115,354	$ 419,508	$ 268,261

Allocation of Net Income to:
Limited partners	$ 88,623	$ 100,350	$ 348,512	$ 231,153
General partner	$ 19,801	$ 15,004	$ 70,996	$ 37,108
Per Unit data (Fully Diluted):
Net income per unit	$ 0.23	$ 0.28	$ 0.91	$ 0.87
Average LP Units Outstanding (000s)	387,160	363,922	382,963	266,045
Other Financial data:
Net cash provided by operating activities	$ 319,911	$ 355,525	$ 664,544	$ 391,541
Net cash used in investing activities	$ 281,367	$ 203,690	$ 1,163,231	$ 941,424
Net cash provided by (used in) financing activities	$ (29,134)	$ (273,881)	$ 516,229	$ 543,973
Distributable cash flow	$ 211,675	$ 196,544	$ 906,079	$ 540,493
EBITDA	$ 284,240	$ 275,601	$ 1,079,044	$ 623,146
Depreciation and amortization	$ 111,828	$ 101,043	$ 420,777	$ 198,887
Distributions received from unconsolidated affiliates	$ 8,670	$ 13,447	$ 56,058	$ 68,027
Sustaining capital expenditures	$ 29,380	$ 21,314	$ 92,158	$ 37,315
Total capital expenditures	$ 201,540	$ 116,358	$ 829,453	$ 155,793
Cash used for business combinations and asset
acquisitions, net of cash received	$ 36,522	$ 29,377	$ 361,602	$ 724,661
Investments in unconsolidated affiliates	$ 6,509	$ 56,872	$ 87,342	$ 57,948
Total debt principal outstanding at end of period	$ 4,866,068	$ 4,288,698	$ 4,866,068	$ 4,288,698

Enterprise Products Partners L.P.				Exhibit B
Condensed Operating Data - UNAUDITED
For the Three and Twelve Months Ended December 31, 2005 and 2004
($ in 000s)
	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2005	2004	2005	2004

Gross Operating Margin by Segment ($000s):
Offshore Pipelines & Services	$ 15,325	$ 33,901	$ 77,505	$ 36,478
Onshore Natural Gas Pipelines & Services	95,302	72,049	353,076	90,977
NGL Pipelines & Services	152,314	142,466	579,706	374,196
Petrochemical Services	40,501	30,784	126,060	121,515
Other, non-segment results				32,025
Total non-GAAP gross operating margin	$ 303,442	$ 279,200	$ 1,136,347	$ 655,191
Adjustments to reconcile non-GAAP gross operating
margin to GAAP operating income:
Depreciation and amortization in operating
costs and expenses	(109,400)	(99,060)	(413,441)	(193,734)
Operating lease expense paid by EPCO in operating
costs and expenses	(528)	(885)	(2,112)	(7,705)
Gain (loss) on sale of assets in operating costs and expenses	(254)	16,059	4,488	15,901
General and administrative expenses	(15,611)	(20,030)	(62,266)	(46,659)
Operating income per GAAP	$ 177,649	$ 175,284	$ 663,016	$ 422,994

Selected Volumetric Operating Data: (1)
Offshore Pipelines & Services, net:
Natural gas transportation volumes (BBtu/d)	1,496	1,828	1,780	2,081
Crude oil transportation volumes (MBPD)	109	138	127	138
Platform gas treating (Mdth/d)	154	306	252	306
Platform oil treating (MBPD)	6	14	7	14
Onshore Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (BBtu/d)	5,908	5,621	5,916	5,638
NGL Pipelines & Services, net:
NGL transportation volumes (MBPD)	1,521	1,390	1,478	1,411
NGL fractionation volumes (MBPD)	236	304	292	307
Equity NGL production (MBPD)	57	95	85	95
Fee-based natural gas processing (MMcf/d)	1,587	1,844	1,767	1,692
Petrochemical Services, net:
Butane isomerization volumes (MBPD)	77	85	81	76
Propylene fractionation volumes (MBPD)	54	54	55	57
Octane additive production volumes (MBPD)	7	13	6	10
Petrochemical transportation volumes (MBPD)	60	69	64	71
Total, net:
NGL, crude oil and petrochemical transportation volumes (MBPD)	1,690	1,597	1,669	1,620
Natural gas transportation volumes (BBtu/d)	7,404	7,449	7,696	7,719
Equivalent transportation volumes (MBPD) (2)	3,638	3,557	3,694	3,651

(1)	Throughput rates reflect the periods that we owned the underlying businesses.
(2)	Reflects equivalent energy volumes where 3.8 MMBtus of natural gas are equivalent to one barrel of NGLs.

Enterprise Products Partners L.P.				Exhibit C
Reconciliation of Unaudited GAAP Financial Measures to Our Non-GAAP Financial Measures
Distributable Cash Flow
For the Three and Twelve Months Ended December 31, 2005 and 2004
($ in 000s)
	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2005	2004	2005	2004

Reconciliation of Non-GAAP "Distributable Cash Flow" to GAAP "Net
Income" and GAAP "Cash provided by operating activities"
Net income	$ 108,424	$ 115,354	$ 419,508	$ 268,261
Adjustments to derive Distributable Cash Flow:
(add or subtract as indicated by sign of number):
Amortization in interest expense	268	635	152	3,503
Depreciation and amortization in costs and expenses	111,560	100,408	420,625	195,384
Operating lease expense paid by EPCO	528	885	2,112	7,705
Deferred income tax expense	2,767	3,315	8,594	9,608
Monetization of forward-starting interest rate swaps				19,405
Amortization of net gain from forward-starting interest rate swaps	(915)	(857)	(3,602)	(857)
Cumulative effect of change in accounting principle,
excluding minority interest portion	4,208		4,208	(8,443)
Equity in (income) loss of unconsolidated affiliates	15	(10,563)	(14,548)	(52,787)
Distributions received from unconsolidated affiliates	8,670	13,447	56,058	68,027
Provision for impairment of long-lived asset		98		4,114
Loss (gain) on sale of assets	254	(16,059)	(4,488)	(15,901)
Proceeds from sale of assets	1,526	6,772	44,746	6,882
Sustaining capital expenditures	(29,380)	(21,314)	(92,158)	(37,315)
Changes in fair market value of financial instruments		(77)	122	5
	Return of investment from Cameron Highway Oil Pipeline System
related to refinancing of its project debt			47,500
GulfTerra distributable cash flow for third quarter of 2004				68,402
El Paso transition support payments	3,750	4,500	17,250	4,500
Distributable Cash Flow	211,675	196,544	906,079	540,493
Adjustments to Distributable Cash Flow to derive Cash Provided by Operating
Activities (add or subtract as indicated by sign of number):
Minority interest portion of cumulative effect of change in
accounting principle				(2,338)
Monetization of forward-starting interest rate swaps				(19,405)
Amortization of net gain from forward-starting interest rate swaps	915	857	3,602	857
Proceeds from sale of assets	(1,526)	(6,772)	(44,746)	(6,882)
Sustaining capital expenditures	29,380	21,314	92,158	37,315
	Return of investment from Cameron Highway Oil Pipeline System
related to refinancing of its project debt			(47,500)
GulfTerra distributable cash flow for third quarter of 2004				(68,402)
El Paso transition support payments	(3,750)	(4,500)	(17,250)	(4,500)
Minority interest in total	2,574	1,281	5,760	8,128
Net effect of changes in operating accounts	80,643	146,801	(233,559)	(93,725)
Cash provided by operating activities	$ 319,911	$ 355,525	$ 664,544	$ 391,541

Enterprise Products Partners L.P.				Exhibit D
Reconciliation of Unaudited GAAP Financial Measures to Our Non-GAAP Financial Measures
EBITDA
For the Three and Twelve Months Ended December 31, 2005 and 2004
($ in 000s)
	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2005	2004	2005	2004
Reconciliation of Non-GAAP "EBITDA" to GAAP "Net Income" and
GAAP "Cash provided by operating activities"
Net income	$ 108,424	$ 115,354	$ 419,508	$ 268,261
Additions to net income to derive EBITDA:
Interest expense (including related amortization)	59,852	58,784	230,549	155,740
Provision for taxes	4,404	1,055	8,362	3,761
Depreciation and amortization in costs and expenses	111,560	100,408	420,625	195,384
EBITDA	284,240	275,601	1,079,044	623,146
Adjustments to EBITDA to derive cash provided by operating activities
(add or subtract as indicated by sign of number):
Interest expense	(59,852)	(58,784)	(230,549)	(155,740)
Provision for income taxes	(4,404)	(1,055)	(8,362)	(3,761)
Cumulative effect of changes in accounting principles	4,208		4,208	(10,781)
Equity in (income) loss of unconsolidated affiliates	15	(10,563)	(14,548)	(52,787)
Amortization in interest expense	268	635	152	3,503
Deferred income tax expense	2,767	3,315	8,594	9,608
Distributions received from unconsolidated affiliates	8,670	13,447	56,058	68,027
Provision for impairment of long-lived asset		98		4,114
Operating lease expense paid by EPCO	528	885	2,112	7,705
Minority interest	2,574	1,281	5,760	8,128
Loss (gain) on sale of assets	254	(16,059)	(4,488)	(15,901)
Changes in fair market value of financial instruments		(77)	122	5
Net effect of changes in operating accounts	80,643	146,801	(233,559)	(93,725)
Cash provided by operating activities	$ 319,911	$ 355,525	$ 664,544	$ 391,541